EXHIBIT 77Q1a

FLAHERTY & CRUMRINE PREFERRED INCOME FUND INCORPORATED

(the "Fund")

At the July 18, 2003 Meeting of the Board of Directors of the Fund, the Board approved changing the Fund's name from "Preferred Income Fund Incorporated" to "Flaherty & Crumrine Preferred Income Fund Incorporated". The Articles of Amendment effectuating such change are set forth below:

ARTICLES OF AMENDMENT

OF

PREFERRED INCOME FUND INCORPORATED

PREFERRED INCOME FUND INCORPORATED, a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Articles of Amendment and Restatement (the "Articles of Incorporation") of the Corporation are hereby further amended to replace Article I with the following:

ARTICLE I

NAME

The name of the Corporation (the "Corporation") hereafter shall be "Flaherty & Crumrine Preferred Income Fund Incorporated."

SECOND: The above amendment to the Articles of Incorporation was duly approved by a majority of the Corporation's Board of Directors at a meeting held on July 18, 2003.

THIRD: The above amendment to the Articles of Incorporation is limited to a change expressly permitted by sub-section 2-605(a)(1) of the General Corporation Law of Maryland to be made without action by stockholders of the Corporation.

The President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles of Amendment with respect to the authorization and approval of the amendment of the Corporation's Articles of Incorporation are true in all material respects, and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, PREFERRED INCOME FUND INCORPORATED has caused this instrument to be executed in its name and on its behalf by its President, Robert M. Ettinger, and attested by its Vice President, Treasurer and Assistant Secretary, Peter C. Stimes on the 15th of November, 2003. These Articles of Amendment shall be effective as of 12:01 a.m. on November 15, 2003.

PREFERRED INCOME FUND INCORPORATED

By: /s/ Robert M. Ettinger

Robert M. Ettinger, President

ATTEST:

By: /s/ Peter C. Stimes

Peter C. Stimes, Vice President, Treasurer and Assistant Secretary